UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    June 21, 2005

    Roberts Realty Investors, Inc.
(Exact Name of Registrant as Specified in Its Charter)

    Georgia
(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302, Atlanta, Georgia (Address of Principal Executive Offices)	30350 (Zip Code)

    (770) 394-6000
(Registrant's Telephone Number, Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

On June 21, 2005, the compensation committee, audit committee and independent directors of the board of directors of Roberts Realty Investors, Inc. approved the company’s payment of a $275,000 bonus to Charles S. Roberts, the company’s President and Chief Executive Officer. The bonus was awarded for Mr. Roberts’ achievements in 2005, particularly the sale of the company’s Ballantyne Place apartment community.

The sale of Ballantyne Place closed on May 31, 2005. Under the sales contract, the buyer paid a purchase price of $37,250,000 and an additional $690,000 to reimburse the operating partnership for a loan commitment fee it previously paid for a new loan. Due to Mr. Roberts’ direct personal involvement in the sale, the company did not have to retain a real estate broker, thus avoiding the typical 1% broker’s commission, which would have been approximately $372,500 in this case.

On June 21, 2005, the compensation committee of the board of directors approved a performance bonus of $50,000 for Greg M. Burnett, the company’s Chief Financial Officer. The bonus was awarded for Mr. Burnett’s performance in 2005, particularly his work on the acquisition and sale of real estate assets and on the refinancing of loans.

The compensation committee does not anticipate granting any additional bonuses in 2005 to Mr. Roberts or Mr. Burnett.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: June 24, 2005	By: /s/ Greg M. Burnett Greg M. Burnett Chief Financial Officer

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